Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Ryan Gwillim
Vice President - Investor Relations
Phone:	847-735-4926

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Second Quarter Results

3.6% Growth in GAAP Revenue and 6.3% Growth in Revenue, as adjusted;

4.3% Growth in Marine Business GAAP Revenue, 7.7% Growth in Marine Business Revenue, as adjusted;

GAAP Diluted EPS of $0.90 and Diluted EPS, as adjusted, of $1.50;

Raised 2018 Full-Year Revenue Growth Guidance to between 8% and 9%

Narrowed 2018 Diluted EPS, as adjusted, Range to $4.55 to $4.65
METTAWA, Ill., July 26, 2018 -- Brunswick Corporation (NYSE: BC) today reported results for the second quarter of 2018:

•	On a GAAP basis:

–	Consolidated net sales increased 3.6 percent versus second quarter 2017, and were up 4.3 percent for the combined marine business.

–	Operating earnings decreased by 38 percent for the quarter, and were down 32 percent for the combined marine business.

–	Diluted EPS of $0.90 decreased by 32 percent compared to the prior period.

•	On an adjusted basis:

–	Consolidated net sales were up 6.3 percent for the quarter and increased 7.7 percent for the marine business.

–	Operating earnings were down 3 percent versus the prior period and up 2 percent for the marine business.

–	Diluted EPS was $1.50, up 9 percent versus second quarter 2017.

•	Year-to-date free cash flow of $122 million vs. $84 million year-to-date 2017.

"During the first half of 2018, we launched or completed a number of substantial strategic and operational enhancements that we believe will strengthen our marine portfolio and continue to increase long-term shareholder value," said Brunswick Chairman and Chief Executive Officer Mark Schwabero. "We continue to have a favorable outlook on the marine business, which is benefitting from unprecedented demand for outboard engines, exciting new products, the successful execution of our strategy to grow the parts and accessories businesses, and a global marine market that remains healthy. As a result, our combined marine business had adjusted revenue growth of 8 percent in the quarter, with continued adjusted operating earnings growth versus second quarter 2017," Schwabero continued.

"Our product leadership strategy was significantly advanced in the quarter, as Mercury completed its largest launch of outboard engines in the company's history, comprised of 19 total models of V6 and V8 engines from 175 to 300 horsepower. Shipment of these products began in the quarter as expected; however, ramp-up to full run-rate production will continue into the third quarter. There is substantial demand for these products that is far exceeding expectations. Consistent with our prior plans, we anticipate significant production increases in the second half of 2018, enabled by recent investments in capacity expansions.  However, we expect that demand will outpace production into 2019, and we are aggressively working on plans to further increase capacity," Schwabero continued.

"Revenue trends in the boat business reflect strong performance in many of our brands, including Boston Whaler and our pontoon business. Year-to-date market trends have slightly trailed initial expectations, but our long-term favorable view of the industry has not changed and is supported by positive dealer and customer sentiment, as well as the ongoing demand for our industry leading products and brands.  Our production plans reflect the current market conditions, and as a result, our pipelines are appropriately positioned at this point in the season.  Our adjusted margins in the first half were down slightly, but we anticipate strong performance over the second half, and mid-teens operating leverage for the year in the boat segment," Schwabero continued.

"In our Fitness segment, we continue to focus on stabilizing our operating performance and executing against our digital initiatives, with growing acceptance evidenced by our recently announced technology-enhanced partnerships with Retro Fitness, Apple, and Orangetheory Fitness. Steady market conditions resulted in slight top-line growth and sequential quarterly gross margin performance is beginning to stabilize, which is consistent with the plan discussed on our first quarter call," Schwabero continued.

"Overall, our second quarter operating performance, combined with a lower effective tax rate and fewer shares outstanding, produced a 9 percent increase in diluted earnings per common share, as adjusted, over the prior year," Schwabero concluded.

Discontinued Operations

As a result of the June 25, 2018 announcement regarding Sea Ray, starting in the second quarter of 2018, the results of the entire Sea Ray business are reported in continuing operations for GAAP purposes. However, as adjusted, non-GAAP results exclude the Sea Ray Sport Yacht and Yacht operations that are being wound down. Therefore, for all periods presented in this release, all figures and outlook statements incorporate these changes unless otherwise noted. For more information, please see the Form 8-K dated July 19, 2018, which includes metrics on a GAAP and as adjusted basis reflecting these changes.

Second Quarter Results

For the second quarter of 2018, Brunswick reported net sales of $1,400.9 million, up from $1,352.0 million a year earlier, with $19.9 million and $53.1 million of sales related to Sport Yacht and Yacht operations in the second quarter of 2018 and 2017, respectively. On a GAAP basis, diluted EPS was $0.90, and diluted EPS, as adjusted, was $1.50. 2018 and 2017 second quarter earnings results, including reconciliations of GAAP and as adjusted amounts, are shown below:

	Quarter Ended
	Operating Earnings (Loss)		Diluted Earnings (Loss) Per Share
$ millions (except per share data)	Q2 2018	Q2 2017	Q2 2018	Q2 2017
GAAP	$106.7	$171.1	$0.90	$1.32
Restructuring, Exit, Integration and Impairment Charges	34.8	5.7	0.32	0.04
Sport Yacht and Yacht Operations	27.4	3.4	0.24	0.02
Fitness Business Separation Charges	2.5	-	0.02	-
Acquisition-Related Costs	2.5	-	0.02	-
Fitness Product Field Campaign Costs	1.6	-	0.01	-
Special Tax Items	-	-	(0.01)	(0.00)
As Adjusted	$175.5	$180.2	$1.50	$1.38
Percent Increase (Decrease)	(3)%		9%

GAAP Operating Margin	7.6%	12.7%
Adjusted Operating Margin	12.7%	13.9%

Review of Cash Flow and Balance Sheet

Cash and marketable securities totaled $446.1 million at the end of the second quarter, down $12.9 million from year-end 2017 levels. The reduction includes net cash provided by operating activities during the first six months of the year of $200.9 million, which improved by $29.1 million versus the prior year, including more favorable seasonal changes in working capital and a tax refund received in the first quarter.

In addition, net cash used for investing and financing activities of $210.3 million during the first half of 2018 reduced cash and marketable securities balances. Investing and financing activities during the year-to-date period included $90.3 million of capital expenditures, $70.0 million of common stock repurchases, and $33.1 million of dividend payments.

Marine Engine Segment

The Marine Engine segment, which manufactures and distributes marine propulsion systems and related parts and accessories, reported net sales of $834.3 million in the second quarter of 2018, up 9 percent from $766.2 million in the second quarter of 2017. International sales, which represented 29 percent of total segment sales in the quarter, were up 11 percent compared to the prior year period. For the quarter, the Marine Engine segment reported operating earnings of $149.1 million, which includes $2.5 million of acquisition-related costs. This compares with operating earnings of $148.3 million in the second quarter of 2017.

Strong growth in both the outboard engine and parts and accessories businesses drove sales increases in the quarter. Operating earnings comparisons were affected by increases in sales volumes, as well as favorable impacts from changes in sales mix and foreign currency exchange rates, although smaller than anticipated. Changes in operating earnings also include higher than expected costs related to unfavorable plant efficiencies associated with production ramp-up for new products and warehouse management systems integration, as well as planned spending increases for new product promotion and development.

Boat Segment

The Boat segment, which manufactures and distributes recreational boats, reported net sales of $394.9 million for the second quarter of 2018, a decrease from $412.1 million in the second quarter of 2017. Net sales included $19.9 million and $53.1 million of Sport Yacht and Yacht sales in the second quarter of 2018 and 2017, respectively. International sales, which represented 29 percent of total segment sales in the quarter, increased by 4 percent compared to the prior year period. For the second quarter of 2018, the Boat segment reported operating losses of $32.2 million, which included $33.5 million of restructuring, exit, integration, and impairment charges and losses of $27.4 million related to the Sport Yacht and Yacht operations in excess of restructuring charges. This compares with operating earnings of $24.7 million in the second quarter of 2017, which included $3.4 million of operating losses in the Sport Yacht and Yacht operations and $1.2 million of restructuring, exit, integration, and impairment charges.

The Boat segment's revenue comparisons included the significant declines in Sport Yacht and Yacht operations noted above, along with solid growth in the aluminum freshwater and recreational fiberglass boat businesses, as well as Boston Whaler. The decrease in segment operating earnings was primarily the result of the items discussed in the previous paragraph. Excluding these charges, operating earnings declined slightly, reflecting less favorable plant efficiencies at certain of our boat facilities due in part to new product integrations and the benefit from higher net sales.

Fitness Segment

The Fitness segment, which manufactures and distributes strength and cardiovascular fitness equipment and active recreation products, reported net sales in the second quarter of 2018 of $252.2 million, an increase of 1 percent from $250.5 million in the second quarter of 2017. International sales, which represented 48 percent of total segment sales in the quarter, increased nominally when compared to the second quarter of 2017. For the quarter, the Fitness segment reported operating earnings of $14.3 million, which included $1.6 million of costs related to an additional product field campaign and restructuring, exit, integration, and impairment charges of $0.6 million. This compares with operating earnings of $18.5 million in the second quarter of 2017, which included $4.5 million of restructuring, exit, integration, and impairment charges.

The Fitness segment's revenue comparisons reflected solid growth in commercial strength driven by sales to domestic health clubs, mostly offset by declines in cardio products led by continued weakness in Cybex sales. The decline in operating earnings resulted from higher freight costs, cost inflation and inefficiencies, and an unfavorable impact from changes in sales mix, which more than offset benefits from sales increases.

2018 Outlook

"Our outlook for 2018 remains generally consistent with our recently updated three-year strategic plan targets and reflects another year of outstanding revenue and earnings growth, with excellent cash flow generation," said Schwabero.

"We expect our marine business' top-line performance to benefit from a steady global marine market, new products, and the successful execution of our M&A strategy, as evidenced by our announced acquisition of Power Products. In the Fitness segment, we plan to benefit from recently introduced new products, including console and technology enhancements that we believe will stimulate demand. We now expect consolidated revenue growth of 8 percent to 9 percent for the full-year, including the impact of announced acquisitions, international demand impacts from tariffs, and changes in foreign currency exchange rates.

"For the full-year, we continue to anticipate improvement in both gross and operating margins in our combined marine business, as we plan for ongoing benefits from new products and volume leverage. These factors, along with certain pricing actions, should more than offset impacts related to cost inflation, as well as enacted tariffs and known trade policy changes. In the Fitness business, we continue to project a decline in margins. However, year-over-year comparisons are expected to stabilize in the fourth quarter consistent with discussions on our last earnings call.

"We are narrowing the range for our full-year expectations of diluted EPS, as adjusted, to $4.55 to $4.65, which takes into account benefits from the announced Power Products acquisition, as well as the incremental interest expense incurred in connection with the financing of the transaction, and the inclusion of Sea Ray's Sport Boat and Cruiser business. This guidance also takes into account the impact of tariffs, recent unfavorable changes in foreign exchange rates, and the other balanced risks and opportunities facing our businesses," Schwabero concluded.

Use of Non-GAAP Financial Information

A reconciliation of GAAP to non-GAAP financial measures is provided in the reconciliation sections of the consolidated financial statements accompanying this release.

Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include pension settlement charges, restructuring, exit, integration, and impairment costs, special tax items, and certain other unusual adjustments.

Conference Call Scheduled

Brunswick will host a conference call today at 10 a.m. CDT, hosted by Mark D. Schwabero, chairman and chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Ryan M. Gwillim, vice president - investor relations.

The call will be broadcast over the Internet at ir.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at ir.brunswick.com.

Security analysts and investors wishing to participate via telephone should call 888-771-4371 (passcode: Brunswick Q2). Callers outside of North America should call 847-585-4405 (passcode: Brunswick Q2) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight EDT Thursday, August 2, 2018, by calling 888-843-7419 or international dial 630-652-3042 (passcode: 4676 2737#). The replay will also be available at www.brunswick.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “expect,” “intend,” “target,” “plan,” “seek,” “goal,” “estimate,” “believe,” “predict,” “outlook,” “anticipates” and similar expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: adverse general economic conditions, including reductions in consumer discretionary spending; our ability to implement our strategic plan and growth initiatives; our ability to complete and integrate targeted acquisitions; that strategic acquisitions or divestitures may not provide business benefits; the possibility that the proposed Fitness business separation or announced acquisition of the Global Marine Business of Power Products will not be consummated within the anticipated time period or at all, including as the result of regulatory, market, or other factors; the potential for disruption to our business in connection with these transactions, and the potential that Brunswick will not realize all of the expected benefits of these transactions; negative currency trends; fiscal policy concerns; adequate financing access for dealers and customers and our ability to access capital and credit markets; maintaining effective distribution; loss of key customers; inventory reductions by dealers, retailers, or independent boat builders; requirements for us to repurchase inventory; attracting and retaining skilled labor and implementing succession plans for key leadership; our ability to meet supply objectives; higher energy and fuel costs; our ability to protect our brands and intellectual property; absorbing fixed costs in production; managing expansion of manufacturing facilities; outages or breaches of technology systems; our ability to meet pension funding obligations; managing our share repurchases; competitive pricing pressures; our ability to develop new and innovative products and services at a competitive price, in legal compliance with existing rules; maintaining product quality and service standards; product liability, warranty, and other claims risks; legal and regulatory compliance, including increased costs, fines, and reputational risks; changes in income tax legislation or enforcement; having to record an impairment to the value of goodwill and other assets; certain divisive shareholder activist actions; international business risks; and weather and catastrophic event risks.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2017 and Quarterly Report on Form 10-Q for the period ended March 31, 2018. Forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release or for changes by wire services or Internet service providers.

About Brunswick

Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Mercury, NAUTIC-ON, Quicksilver, Attwood, Garelick and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, Lankhorst Taselaar, Payne’s Marine and BLA parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern; Life Fitness, Hammer Strength, Cybex, Indoor Cycling Group and SCIFIT fitness equipment; and Brunswick billiards tables, accessories and game room furniture. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	June 30, 2018	July 1, 2017	% Change
Net sales	$1,400.9	$1,352.0	4%
Cost of sales	1,051.2	982.1	7%
Selling, general and administrative expense	168.8	156.6	8%
Research and development expense	39.4	36.5	8%
Restructuring, exit, integration and impairment charges	34.8	5.7	NM
Operating earnings	106.7	171.1	-38%
Equity earnings	1.4	1.4	0%
Other income (expense), net	(2.5)	0.3	NM
Earnings before interest and income taxes	105.6	172.8	-39%
Interest expense	(8.2)	(6.7)	22%
Interest income	0.6	0.4	50%
Earnings before income taxes	98.0	166.5	-41%
Income tax provision	19.0	47.1	-60%
Net earnings	$79.0	$119.4	-34%

Earnings per common share:
Basic	$0.90	$1.33	-32%
Diluted	$0.90	$1.32	-32%

Weighted average shares used for computation of:
Basic earnings per common share	87.6	89.8
Diluted earnings per common share	88.2	90.6

Effective tax rate	19.4%	28.3%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations - Reconciliations to Adjusted Metrics (in millions, except per share data) (unaudited)

	Three Months Ended
	June 30, 2018	July 1, 2017	% Change
Reconciliations
Net sales	$1,400.9	$1,352.0	4%
Sport yacht & yacht operations (1)	(19.9)	(53.1)
Adjusted net sales	$1,381.0	$1,298.9	6%

Gross margin	$349.7	$369.9	-5%
Sport yacht & yacht operations (1)	23.3	(0.6)
Product field campaign costs (4)	1.6	—
Adjusted gross margin	$374.6	$369.3	1%

Operating earnings	$106.7	$171.1	-38%
Restructuring, exit, integration and impairment charges	34.8	5.7
Sport yacht & yacht operations (1)	27.4	3.4
Separation costs (2)	2.5	—
Acquisition-related costs (3)	2.5	—
Product field campaign costs (4)	1.6	—
Adjusted operating earnings	$175.5	$180.2	-3%

Earnings before income taxes	$98.0	$166.5	-41%
Restructuring, exit, integration and impairment charges	34.8	5.7
Sport yacht & yacht operations (1)	27.4	3.4
Separation costs (2)	2.5	—
Acquisition related costs (3)	2.5	—
Product field campaign costs (4)	1.6	—
Adjusted pretax earnings	$166.8	$175.6	-5%

Earnings per common share	$0.90	$1.32	-32%
Restructuring, exit, integration and impairment charges	0.32	0.04
Sport yacht & yacht operations (1)	0.24	0.02
Separation costs (2)	0.02	—
Acquisition related costs (3)	0.02	—
Product field campaign costs (4)	0.01	—
Special tax items	(0.01)	(0.00)
Adjusted diluted earnings per common share	$1.50	$1.38	9%

(1) In the second quarter of 2018, the Company announced its intention to wind down the sport yacht & yacht business resulting in operating losses of $27.4 million, consisting of $19.9 million of Net sales, $43.2 million of Cost of sales and $4.1 million of Selling, general and administrative expense. In the second quarter of 2017, the sport yacht & yacht business had operating losses of $3.4 million, consisting of $53.1 million of Net sales, $52.5 million of Cost of sales and $4.0 million of Selling, general and administrative expense.

(2) In the second quarter of 2018, the Company recorded $2.5 million of charges within Selling, general and administrative expense related to the planned Fitness business separation.

(3) In the second quarter of 2018, the Company reached a definitive agreement to acquire Power Products – Global Marine & Mobile. As a result, the Company recorded acquisition-related costs of $2.5 million in Selling, general and administrative expense within the Marine Engine segment.

(4) In the second quarter of 2018, the Company recorded $1.6 million of charges within Cost of sales related to an additional product field campaign within the Fitness segment.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Six Months Ended
	June 30, 2018	July 1, 2017	% Change
Net sales	$2,612.3	$2,512.3	4%
Cost of sales	1,952.6	1,841.2	6%
Selling, general and administrative expense	332.3	314.6	6%
Research and development expense	77.0	73.1	5%
Restructuring, exit, integration and impairment charges	38.6	20.9	85%
Operating earnings	211.8	262.5	-19%
Equity earnings	2.4	3.7	-35%
Other expense, net	(2.5)	(0.4)	NM
Earnings before interest and income taxes	211.7	265.8	-20%
Interest expense	(14.9)	(13.3)	12%
Interest income	1.3	0.9	44%
Earnings before income taxes	198.1	253.4	-22%
Income tax provision	46.2	69.1	-33%
Net earnings	$151.9	$184.3	-18%

Earnings per common share:
Basic	$1.73	$2.05	-16%
Diluted	$1.72	$2.03	-15%

Weighted average shares used for computation of:
Basic earnings per common share	87.8	90.0
Diluted earnings per common share	88.5	90.8

Effective tax rate	23.3%	27.3%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations - Reconciliations to Adjusted Metrics (in millions, except per share data) (unaudited)

	Six Months Ended
	June 30, 2018	July 1, 2017	% Change
Reconciliations
Net sales	$2,612.3	$2,512.3	4%
Sport yacht & yacht operations (1)	(35.0)	(92.0)
Adjusted net sales	$2,577.3	$2,420.3	6%

Gross margin	$659.7	$671.1	-2%
Sport yacht & yacht operations (1)	26.9	1.5
Product field campaign costs (4)	1.6	-
Adjusted gross margin	$688.2	$672.6	2%

Operating earnings	$211.8	$262.5	-19%
Restructuring, exit, integration and impairment charges	38.6	20.9
Sport yacht & yacht operations (1)	35.5	11.4
Separation costs (2)	4.2	—
Acquisition-related costs (3)	2.5
Product field campaign costs (4)	1.6	—
Adjusted operating earnings	$294.2	$294.8	-0%

Earnings before income taxes	$198.1	$253.4	-22%
Restructuring, exit, integration and impairment charges	38.6	20.9
Sport yacht & yacht operations (1)	35.5	11.4
Separation costs (2)	4.2	—
Acquisition-related costs (3)	2.5
Product field campaign costs (4)	1.6	—
Adjusted pretax earnings	$280.5	$285.7	-2%

Earnings per common share	$1.72	$2.03	-15%
Restructuring, exit, integration and impairment charges	0.34	0.19
Sport yacht & yacht operations (1)	0.32	0.08
Special tax items	0.06	(0.01)
Separation costs (2)	0.04	—
Acquisition-related costs (3)	0.02
Product field campaign costs (4)	0.01	—
Adjusted diluted earnings per common share	$2.51	$2.29	10%

(1) In the second quarter of 2018, the Company announced its intention to wind down the sport yacht & yacht business resulting in operating losses of $35.5 million, consisting of $35.0 million of Net sales, $61.9 million of Cost of sales and $8.6 million of Selling, general and administrative expense. In the first half of 2017, the sport yacht & yacht business had operating losses of $11.4 million, consisting of $92.0 million of Net sales, $93.5 million of Cost of sales and $9.9 million of Selling, general and administrative expense.

(2) In the first half of 2018, the Company recorded $4.2 million of charges related to the planned Fitness business separation.

(3) In the second quarter of 2018, the Company reached a definitive agreement to acquire Power Products – Global Marine & Mobile. As a result, the Company recorded acquisition-related costs of $2.5 million in Selling, general and administrative expense within the Marine Engine segment.

(4) In the second quarter of 2018, the Company recorded $1.6 million of charges within Cost of sales related to an additional product field campaign within the Fitness segment.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - GAAP

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	Jun 30, 2018	Jul 1, 2017	% Change	Jun 30, 2018	Jul 1, 2017	% Change	Jun 30, 2018	Jul 1, 2017
Marine Engine	$834.3	$766.2	9%	$149.1	$148.3	1%	17.9%	19.4%
Boat	394.9	412.1	-4%	(32.2)	24.7	NM	-8.2%	6.0%
Marine eliminations	(80.5)	(76.8)	5%	—	—
Total Marine	1,148.7	1,101.5	4%	116.9	173.0	-32%	10.2%	15.7%

Fitness	252.2	250.5	1%	14.3	18.5	-23%	5.7%	7.4%
Corporate/Other	—	—		(24.5)	(20.4)	-20%
Total	$1,400.9	$1,352.0	4%	$106.7	$171.1	-38%	7.6%	12.7%

	Six Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	Jun 30, 2018	Jul 1, 2017	% Change	Jun 30, 2018	Jul 1, 2017	% Change	Jun 30, 2018	Jul 1, 2017
Marine Engine	$1,521.4	$1,398.0	9%	$244.8	$236.9	3%	16.1%	16.9%
Boat	771.4	794.8	-3%	(17.8)	27.9	NM	-2.3%	3.5%
Marine eliminations	(177.1)	(166.6)	6%	—	—
Total Marine	2,115.7	2,026.2	4%	227.0	264.8	-14%	10.7%	13.1%

Fitness	496.6	486.1	2%	25.3	36.8	-31%	5.1%	7.6%
Corporate/Other	—	—		(40.5)	(39.1)	-4%
Total	$2,612.3	$2,512.3	4%	$211.8	$262.5	-19%	8.1%	10.4%

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - As Adjusted

	Three Months Ended
	Net Sales (1)			Operating Earnings (Loss) (2)			Operating Margin
	Jun 30, 2018	Jul 1, 2017	% Change	Jun 30, 2018	Jul 1, 2017	% Change	Jun 30, 2018	Jul 1, 2017
Marine Engine	$834.3	$766.2	9%	$151.6	$148.3	2%	18.2%	19.4%
Boat	375.0	359.0	4%	28.7	29.3	-2%	7.7%	8.2%
Marine eliminations	(80.5)	(76.8)	5%	—	—
Total Marine	1,128.8	1,048.4	8%	180.3	177.6	2%	16.0%	16.9%

Fitness	252.2	250.5	1%	16.5	23.0	-28%	6.5%	9.2%
Corporate/Other	—	—		(21.3)	(20.4)	-4%
Total	$1,381.0	$1,298.9	6%	$175.5	$180.2	-3%	12.7%	13.9%

(1) Net sales for the three months ended June 30, 2018 and July 1, 2017 excludes $19.9 million and $53.1 million, respectively, related to sport yacht & yacht operations.

(2) Operating earnings (loss) for the three months ended June 30, 2018 excludes $68.8 million of charges; the Boat segment excludes charges of $60.9 million, comprised of $33.5 million of restructuring, exit, integration and impairment and $27.4 million of losses from sport yacht & yacht operations; Corporate excludes $3.2 million of charges, comprised of $2.5 million related to the planned Fitness business separation and $0.7 million of restructuring, exit, integration and impairment; the Marine Engine segment excludes $2.5 million of acquisition-related costs; and the Fitness segment excludes $2.2 million of charges, comprised of $1.6 million of product field campaign costs and $0.6 million of restructuring, exit, integration and impairment.

Operating earnings (loss) for the three months ended July 1, 2017 excludes $9.1 million of charges; the Boat segment charges excludes charges of $4.6 million, comprised of $3.4 million of losses from sport yacht & yacht operations and $1.2 million of restructuring, exit, integration and impairment; and the Fitness segment excludes $4.5 million of restructuring, exit, integration and impairment charges.

	Six Months Ended
	Net Sales (3)			Operating Earnings (Loss) (4)			Operating Margin
	Jun 30, 2018	Jul 1, 2017	% Change	Jun 30, 2018	Jul 1, 2017	% Change	Jun 30, 2018	Jul 1, 2017
Marine Engine	$1,521.4	$1,398.0	9%	$247.3	$236.9	4%	16.3%	16.9%
Boat	736.4	702.8	5%	53.8	50.9	6%	7.3%	7.2%
Marine eliminations	(177.1)	(166.6)	6%	—	—
Total Marine	2,080.7	1,934.2	8%	301.1	287.8	5%	14.5%	14.9%

Fitness	496.6	486.1	2%	28.7	43.7	-34%	5.8%	9.0%
Corporate/Other	—	—		(35.6)	(36.7)	3%
Total	$2,577.3	$2,420.3	6%	$294.2	$294.8	-0%	11.4%	12.2%

(3) Net sales for the six months ended June 30, 2018 and July 1, 2017 excludes $35.0 million and $92.0 million, respectively, related to sport yacht & yacht operations.

(4) Operating earnings (loss) for the six months ended June 30, 2018 excludes $82.4 million of charges; the Boat segment excludes charges of $71.6 million, comprised of $36.1 million of restructuring, exit, integration and impairment and $35.5 million of losses from sport yacht & yacht operations; Corporate excludes $4.9 million of charges, comprised of $4.2 million related to the planned Fitness business separation and $0.7 million of restructuring, exit, integration and impairment; the Fitness segment excludes $3.4 million of charges, comprised of $1.8 million of restructuring, exit, integration and impairment and $1.6 million of product field campaigns costs; and the Marine Engine segment excludes $2.5 million of acquisition-related costs.

Operating earnings (loss) for the six months ended July 1, 2017 excludes $32.3 million of charges; the Boat segment excludes charges of $23.0 million, comprised of $11.6 million of restructuring, exit, integration and impairment and $11.4 million of losses from sport yacht & yacht operations; the Fitness segment excludes $6.9 million of restructuring, exit, integration and impairment charges; and Corporate excludes $2.4 million of restructuring, exit, integration and impairment charges.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Disaggregated Revenue
	Three Months Ended
	June 30, 2018
	Marine Engine	Boat (1)	Fitness	Total
Geographic Markets
United States	$594.4	$279.9	$132.4	$1,006.7
Europe	113.2	42.0	45.9	201.1
Asia-Pacific	50.5	6.9	38.9	96.3
Canada	39.4	58.1	7.1	104.6
Rest-of-World	36.8	8.0	27.9	72.7
Marine eliminations	(80.5)	—	—	(80.5)
Total	$753.8	$394.9	$252.2	$1,400.9

Major Product Lines
Propulsion	$426.3	$—	$—	$426.3
Parts & Accessories	408.0	—	—	408.0
Aluminum Freshwater Boats	—	170.4	—	170.4
Recreational Fiberglass Boats	—	140.5	—	140.5
Saltwater Fishing Boats	—	84.0	—	84.0
Commercial Cardio Fitness Equipment	—	—	141.4	141.4
Commercial Strength Fitness Equipment	—	—	91.7	91.7
Consumer Fitness Equipment	—	—	19.1	19.1
Marine eliminations	(80.5)	—	—	(80.5)
Total	$753.8	$394.9	$252.2	$1,400.9

	Six Months Ended
	June 30, 2018
	Marine Engine	Boat (1)	Fitness	Total
Geographic Markets
United States	$1,070.9	$554.6	$254.0	$1,879.5
Europe	211.0	85.1	99.3	395.4
Asia-Pacific	100.9	13.9	81.0	195.8
Canada	68.3	104.9	14.2	187.4
Rest-of-World	70.3	12.9	48.1	131.3
Marine eliminations	(177.1)	—	—	(177.1)
Total	$1,344.3	$771.4	$496.6	$2,612.3

Major Product Lines
Propulsion	$805.3	$—	$—	$805.3
Parts & Accessories	716.1	—	—	716.1
Aluminum Freshwater Boats	—	333.5	—	333.5
Recreational Fiberglass Boats	—	268.2	—	268.2
Saltwater Fishing Boats	—	169.7	—	169.7
Commercial Cardio Fitness Equipment	—	—	275.5	275.5
Commercial Strength Fitness Equipment	—	—	180.8	180.8
Consumer Fitness Equipment	—	—	40.3	40.3
Marine eliminations	(177.1)	—	—	(177.1)
Total	$1,344.3	$771.4	$496.6	$2,612.3

(1) Includes net sales related to Sea Ray sport yacht & yacht operations; for the three months ended June 30, 2018, sport yacht & yacht sales were $19.9 million, consisting of $17.6 million in the United States, $1.2 million in Canada, $0.6 million in Asia-Pacific and $0.5 million in Rest-of-World; for the six months ended June 30, 2018, sport yacht & yacht sales were $35.0 million, consisting of $32.4 million in the United States, $1.3 million in Asia-Pacific, $0.8 million in Canada and $0.5 million in Rest-of-World.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Disaggregated Revenue
	Three Months Ended
	July 1, 2017
	Marine Engine	Boat (1)	Fitness	Total
Geographic Markets
United States	$549.5	$302.0	$131.2	$982.7
Europe	93.5	41.6	43.6	178.7
Asia Pacific	51.6	6.9	43.9	102.4
Canada	37.5	50.7	8.3	96.5
Rest-of-World	34.1	10.9	23.5	68.5
Marine eliminations	(76.8)	—	—	(76.8)
Total	$689.4	$412.1	$250.5	$1,352.0

Major Product Lines
Propulsion	$391.4	$—	$—	$391.4
Parts & Accessories	374.8	—	—	374.8
Aluminum Freshwater Boats	—	159.1	—	159.1
Recreational Fiberglass Boats	—	168.7	—	168.7
Saltwater Fishing Boats	—	84.3	—	84.3
Commercial Cardio Fitness Equipment	—	—	146.3	146.3
Commercial Strength Fitness Equipment	—	—	85.7	85.7
Consumer Fitness Equipment	—	—	18.5	18.5
Marine eliminations	(76.8)	—	—	(76.8)
Total	$689.4	$412.1	$250.5	$1,352.0

	Six Months Ended
	July 1, 2017
	Marine Engine	Boat (1)	Fitness	Total
Geographic Markets
United States	$988.0	$590.9	$259.4	$1,838.3
Europe	177.9	77.0	84.6	339.5
Asia-Pacific	101.1	13.1	80.3	194.5
Canada	66.1	93.8	14.0	173.9
Rest-of-World	64.9	20.0	47.8	132.7
Marine eliminations	(166.6)	—	—	(166.6)
Total	$1,231.4	$794.8	$486.1	$2,512.3

Major Product Lines
Propulsion	$732.8	$—	$—	$732.8
Parts & Accessories	665.2	—	—	665.2
Aluminum Freshwater Boats	—	312.7	—	312.7
Recreational Fiberglass Boats	—	312.4	—	312.4
Saltwater Fishing Boats	—	169.7	—	169.7
Commercial Cardio Fitness Equipment	—	—	284.2	284.2
Commercial Strength Fitness Equipment	—	—	162.2	162.2
Consumer Fitness Equipment	—	—	39.7	39.7
Marine eliminations	(166.6)	—	—	(166.6)
Total	$1,231.4	$794.8	$486.1	$2,512.3

(1) Includes net sales related to Sea Ray sport yacht & yacht operations; for the three months ended July 1, 2017, sport yacht & yacht sales were $53.1 million, consisting of $47.1 million in the United States, $6.2 million in Canada and $(0.1) million in both Asia-Pacific and Rest-of-World; for the six months ended July 1, 2017, sport yacht & yacht sales were $92.0 million, consisting of $82.2 million in the United States, $8.3 million in Canada and $1.5 million in Asia-Pacific.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	June 30, 2018	December 31, 2017	July 1, 2017
Assets
Current assets
Cash and cash equivalents, at cost, which approximates fair value	$435.9	$448.8	$437.2
Restricted cash	9.4	9.4	10.7
Short-term investments in marketable securities	0.8	0.8	0.8
Total cash and short-term investments in marketable securities	446.1	459.0	448.7
Accounts and notes receivable, net	578.1	485.3	524.6
Inventories
Finished goods	508.6	521.3	489.4
Work-in-process	111.8	119.3	106.3
Raw materials	194.9	187.1	173.6
Net inventories	815.3	827.7	769.3
Prepaid expenses and other	47.1	74.7	35.2
Current assets	1,886.6	1,846.7	1,777.8

Net property	716.1	706.0	682.2

Other assets
Goodwill	424.0	425.3	417.6
Other intangibles, net	144.1	149.1	161.7
Equity investments	30.0	25.1	22.5
Deferred income tax asset	169.5	165.6	272.8
Other long-term assets	50.7	40.4	49.1
Other assets	818.3	805.5	923.7

Total assets	$3,421.0	$3,358.2	$3,383.7

Liabilities and shareholders’ equity
Current liabilities
Current maturities of long-term debt	$4.7	$5.6	$5.8
Accounts payable	426.4	420.5	393.8
Accrued expenses	679.7	609.0	586.2
Current liabilities	1,110.8	1,035.1	985.8

Debt	429.0	431.8	438.2
Other long-term liabilities	380.2	408.4	411.9
Shareholders’ equity	1,501.0	1,482.9	1,547.8
Total liabilities and shareholders’ equity	$3,421.0	$3,358.2	$3,383.7

Supplemental Information
Debt-to-capitalization rate	22.4%	22.8%	22.3%

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Six Months Ended
	June 30, 2018	July 1, 2017
Cash flows from operating activities
Net earnings	$151.9	$184.3
Stock compensation expense	7.2	8.7
Depreciation and amortization	62.6	55.2
Pension (funding), net of expense	(33.3)	(37.5)
Asset impairment charges	25.3	7.2
Deferred income taxes	12.9	35.0
Changes in certain current assets and current liabilities	(65.8)	(88.8)
Long-term extended warranty contracts and other deferred revenue	8.2	8.8
Fitness business separation costs	4.2	—
Cash paid for Fitness business separation costs	(1.8)	—
Income taxes	35.8	10.8
Other, net	(6.3)	(11.9)
Net cash provided by operating activities of continuing operations	200.9	171.8
Net cash used for operating activities of discontinued operations	—	(0.3)
Net cash provided by operating activities	200.9	171.5

Cash flows from investing activities
Capital expenditures	(90.3)	(107.9)
Sales or maturities of marketable securities	—	35.0
Investments	(5.8)	2.0
Proceeds from the sale of property, plant and equipment	0.2	7.8
Other, net	(0.2)	(0.5)
Net cash used for investing activities	(96.1)	(63.6)

Cash flows from financing activities
Payments of long-term debt including current maturities	(0.3)	(0.3)
Common stock repurchases	(70.0)	(60.0)
Cash dividends paid	(33.1)	(29.4)
Proceeds from share-based compensation activity	1.2	5.8
Tax withholding associated with shares issued for share-based compensation	(12.0)	(14.2)
Net cash used for financing activities	(114.2)	(98.1)

Effect of exchange rate changes	(3.5)	4.5
Net (decrease) increase in Cash and cash equivalents and Restricted cash	(12.9)	14.3
Cash and cash equivalents and Restricted cash at beginning of period	458.2	433.6

Cash and cash equivalents and Restricted cash at end of period	445.3	447.9
Less: Restricted cash	9.4	10.7
Cash and cash equivalents at end of period	$435.9	$437.2

Reconciliation
Free cash flow
Net cash provided by operating activities of continuing operations	$200.9	$171.8

Net cash provided by (used for):
Plus: Capital expenditures	(90.3)	(107.9)
Plus: Proceeds from the sale of property, plant and equipment	0.2	7.8
Plus: Effect of exchange rate changes	(3.5)	4.5
Less: Cash paid for Fitness business separation costs, net of tax	(1.0)	—
Less: Cash impact of sport yacht & yacht operations, net of tax	(13.8)	(8.2)
Free cash flow	$122.1	$84.4